Exhibit 99.1

May 6, 2020
USD Partners LP Announces First Quarter 2020 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months ended March 31, 2020. Financial highlights with respect to the first quarter of 2020 include the following:

•	Generated Net Cash Provided by Operating Activities of $11.7 million, Adjusted EBITDA(1) of $12.3 million and Distributable Cash Flow(1) of $9.9 million

•
Reduced quarterly cash distribution to $0.111 per unit ($0.444 per unit on an annualized basis), representing a 70% decrease from the prior quarter’s distribution, in order to strengthen the financial position of the Partnership and redeploy certain free cash flow to opportunistically pay down debt

•
Reported a Net loss of $33.8 million due primarily to a non-cash impairment of the Partnership’s goodwill associated with the Casper terminal resulting from the overall downturn in the crude market and the decline in the demand for petroleum products

“During the first quarter, we made the difficult decision to proactively strengthen our balance sheet by reducing our quarterly distribution in order to divert some of our free cash flow towards paying down debt,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Given the current uncertainty in the energy industry, we believe this is a prudent initiative which will enhance long-term value for our unitholders. The Partnership’s terminals continue to perform well under our long-term, take-or-pay contracts and we continue to be excited about our Sponsor’s previously announced diluent recover unit (“DRU”) project, which we expect will be placed into service in the second quarter of 2021. As a reminder, the Partnership executed long-term, multi-year renewals for the remaining capacity at its Hardisty Terminal with a subsidiary of ConocoPhillips, a portion of which will extend beyond 2030 pending the successful construction and completion of the DRU. We look forward to updating the market about the progress of our DRU project over the next several months.”
Commercial and Development Update
USD’s Diluent Recovery Unit Project
As previously announced, the Partnership executed long-term, multi-year renewals for the remaining capacity at its Hardisty Terminal with a subsidiary of ConocoPhillips in December 2019. Including these renewals, the Partnership has executed multi-year extensions for 100% of the capacity at its Hardisty Terminal.
Also, in association with the Partnership’s Sponsor’s recently announced joint venture with Gibson Energy Inc. (“Gibson”) to construct a diluent recovery unit (the “DRU”) adjacent to the Hardisty Terminal, a material amount of the Hardisty Terminal’s current capacity will be extended beyond 2030 pending the successful construction and completion of the DRU. We expect that the DRU will be placed into service in the second quarter of 2021. The renewals contain take-or-pay terms with minimum monthly payments and rates that are consistent with those of the original terminalling services agreement with the customer.
Additionally, ConocoPhillips entered into renewals and extensions of the terminalling services agreements that cover 100% of the Partnership’s destination capacity at the Stroud terminal, commencing in June 2020. Upon the successful completion of the DRU, ConocoPhillips will have the right to terminate their agreement at the Partnership’s Stroud terminal in June 2022.

(1) The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” on page 4 and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow on page 9 of this press release.

USD and Gibson are currently in commercial discussions with other potential producer and refiner customers to secure additional long-term, take-or-pay agreements to support future expansions of capacity at the DRU.
First Quarter 2020 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the first quarter of 2020 relative to the same quarter in 2019 were primarily influenced by higher revenue at its Hardisty terminal due to increased rates on a portion of the terminalling services agreements that became effective July 1, 2019. In addition, the Partnership experienced higher revenue during the quarter associated with contracted throughput that exceeded the Partnership’s existing capacity at its Hardisty terminal. Furthermore, in the third quarter of 2019, the Partnership entered into a terminalling services agreement with the Hardisty South facility owned by the Partnership’s Sponsor to provide terminalling services for the contracted throughput that exceeded the Hardisty terminal’s transloading capacity. Under this arrangement, the Partnership incurred operating costs payable to the Partnership’s sponsor representing the same rate, on a per barrel basis, that the Partnership received in revenue for such contracted throughput.
Lower revenue at the Partnership’s Casper terminal resulting from the conclusion of a customer agreement in August 2019 partially offset the higher revenue at Hardisty during the quarter.
The Partnership’s operating expenses during the first quarter of 2020 increased over the same quarter in 2019, due primarily to a non-cash impairment of the goodwill associated with the Casper terminal recognized in the first quarter of 2020. The non-cash impairment of goodwill was due to the current economic conditions as a result of the COVID-19 pandemic, the overall downturn in the crude market and the decline in demand for petroleum products.
Net income for the quarter decreased as compared to the first quarter of 2019, primarily as a result of the operating factors discussed above and a non-cash loss associated with the five-year interest rate derivative instrument that the Partnership entered into in November 2017. The decreases were partially offset by lower interest expense incurred resulting from lower interest rates during the quarter partially offset by a higher weighted average balance of debt outstanding in the first quarter of 2020.
Net Cash Provided by Operating Activities for the quarter increased by 15% relative to the first quarter of 2019, primarily due to the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) increased by 7% and 17%, respectively, for the quarter relative to the first quarter of 2019. The increase in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also impacted by a decrease in cash paid for interest during the quarter.
As of March 31, 2020, the Partnership had approximately $5 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $161 million on its $385 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. Pursuant to the terms of the Partnership’s

Credit Agreement, the Partnership’s borrowing capacity is currently limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the Credit Agreement. As such, the Partnership’s available borrowings under the senior secured credit facility including unrestricted cash and cash equivalents was approximately $28 million as of March 31, 2020. The Partnership was in compliance with its financial covenants, as of March 31, 2020.
On April 23, 2020, the Partnership declared a quarterly cash distribution of $0.111 per unit ($0.444 per unit on an annualized basis), representing a 70% decrease from the prior quarter’s distribution. The distribution is payable on May 15, 2020, to unitholders of record at the close of business on May 5, 2020. Given the current uncertainty in the energy industry, the board of directors made a proactive decision to strengthen the Partnership’s financial position by reducing its quarterly distribution and redeploying certain free cash flow to opportunistically pay down debt. The decision to reduce the quarterly distribution was not driven by any material deterioration in the performance of the Partnership’s underlying business, but rather represents a conscious effort to enhance long-term value by proactively strengthening the Partnership’s balance sheet.
First Quarter 2020 Conference Call Information
The Partnership will host a conference call and webcast regarding first quarter 2020 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, May 7, 2020.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 7886543. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 7886543. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash flow being retained for use in enhancing the Partnership’s existing business; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented on page 9 of this press release.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” “begin,” “anticipates,” “expects,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, as well as those factors as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USD Partners LP
Consolidated Statements of Operations
For the Three Months Ended March 31, 2020 and 2019
(unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
	(in thousands)
Revenues
Terminalling services	$24,235	$19,998
Terminalling services — related party	4,088	5,638
Fleet leases — related party	984	984
Fleet services	50	57
Fleet services — related party	227	227
Freight and other reimbursables	622	403
Freight and other reimbursables — related party	—	61
Total revenues	30,206	27,368
Operating costs
Subcontracted rail services	3,445	3,565
Pipeline fees	6,347	5,061
Freight and other reimbursables	622	464
Operating and maintenance	3,081	3,211
Operating and maintenance — related party	2,027	—
Selling, general and administrative	3,180	2,477
Selling, general and administrative — related party	1,993	2,450
Goodwill impairment loss	33,589	—
Depreciation and amortization	5,422	4,734
Total operating costs	59,706	21,962
Operating income (loss)	(29,500)	5,406
Interest expense	2,739	3,187
Loss associated with derivative instruments	2,873	672
Foreign currency transaction loss (gain)	(92)	182
Other expense (income), net	(732)	(24)
Income (loss) before income taxes	(34,288)	1,389
Provision for (benefit from) income taxes	(507)	70
Net income (loss)	$(33,781)	$1,319

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2020 and 2019
(unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$(33,781)	$1,319
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,422	4,734
Loss associated with derivative instruments	2,873	672
Settlement of derivative contracts	(6)	1
Unit based compensation expense	1,635	1,414
Deferred income taxes	(352)	(249)
Other	207	458
Goodwill impairment loss	33,589	—
Changes in operating assets and liabilities:
Accounts receivable	608	691
Accounts receivable — related party	(941)	(628)
Prepaid expenses and other assets	(1,220)	753
Other assets — related party	(250)	20
Accounts payable and accrued expenses	407	69
Accounts payable and accrued expenses — related party	491	719
Deferred revenue and other liabilities	3,035	198
Net cash provided by operating activities	11,717	10,171
Cash flows from investing activities:
Additions of property and equipment	(147)	(244)
Net cash used in investing activities	(147)	(244)
Cash flows from financing activities:
Distributions	(10,655)	(10,133)
Payments for deferred financing costs	—	(7)
Vested phantom units used for payment of participant taxes	(1,788)	(1,821)
Proceeds from long-term debt	10,000	9,000
Repayments of long-term debt	(6,000)	(11,000)
Other financing activities	—	(13)
Net cash used in financing activities	(8,443)	(13,974)
Effect of exchange rates on cash	(989)	388
Net change in cash, cash equivalents and restricted cash	2,138	(3,659)
Cash, cash equivalents and restricted cash – beginning of period	10,684	12,383
Cash, cash equivalents and restricted cash – end of period	$12,822	$8,724

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2020	2019
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$4,622	$3,083
Restricted cash	8,200	7,601
Accounts receivable, net	4,530	5,313
Accounts receivable — related party	2,556	1,778
Prepaid expenses	2,560	1,915
Other current assets	859	954
Other current assets — related party	196	343
Total current assets	23,523	20,987
Property and equipment, net	141,232	147,737
Intangible assets, net	70,947	74,099
Goodwill	—	33,589
Operating lease right-of-use assets	13,253	11,804
Other non-current assets	1,770	1,335
Other non-current assets — related party	375	15
Total assets	$251,100	$289,566

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$3,190	$3,087
Accounts payable and accrued expenses — related party	951	465
Deferred revenue	4,616	6,104
Deferred revenue — related party	1,395	1,482
Operating lease liabilities, current	5,212	4,649
Other current liabilities	6,289	3,150
Total current liabilities	21,653	18,937
Long-term debt, net	221,859	217,651
Deferred income tax liabilities, net	90	458
Operating lease liabilities, non-current	8,219	7,386
Other non-current liabilities	7,397	4,078
Total liabilities	259,218	248,510
Commitments and contingencies
Partners’ capital
Common units	(5,286)	61,013
Subordinated units	—	(22,597)
General partner units	1,817	2,767
Accumulated other comprehensive loss	(4,649)	(127)
Total partners’ capital	(8,118)	41,056
Total liabilities and partners’ capital	$251,100	$289,566

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months Ended March 31, 2020 and 2019
(unaudited)

	For the Three Months Ended
	March 31,
	2020	2019
	(in thousands)

Net cash provided by operating activities	$11,717	$10,171
Add (deduct):
Amortization of deferred financing costs	(207)	(450)
Deferred income taxes	352	249
Changes in accounts receivable and other assets	1,803	(836)
Changes in accounts payable and accrued expenses	(898)	(788)
Changes in deferred revenue and other liabilities	(3,035)	(198)
Interest expense, net	2,715	3,180
Provision for (benefit from) income taxes	(507)	70
Foreign currency transaction loss (gain) (1)	(92)	182
Other income	—	(17)
Non-cash deferred amounts (2)	437	(51)
Adjusted EBITDA	12,285	11,512
Add (deduct):
Cash paid for income taxes	(317)	(278)
Cash paid for interest	(2,083)	(2,820)
Maintenance capital expenditures	(32)	—
Distributable cash flow	$9,853	$8,414

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)
Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.